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                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------------------------------
                                                                    1999          1998          1997          1996          1995
                                                                  ---------     ---------     ---------     ---------     --------
COMPUTATION OF EARNINGS:

Pretax income (loss) from continuing operations ..............    $ 240,363     $ 590,231     $ 430,061     $ 212,705     $(13,803)
Less:  Interest capitalized during the period and actual
       preferred dividend requirements of majority-owned
       subsidiaries and 50%-owned persons included in
       fixed charges but not deducted from pretax income
       from above ............................................       (6,329)       (1,031)       (4,382)       (3,973)          --
Add:  Previously capitalized interest amortized during the
       period ................................................          334           334           192            --           --
                                                                  ---------     ---------     ---------     ---------     --------
Total earnings, before fixed charge addition .................      234,368       589,534       425,871       208,732      (13,803)
                                                                  ---------     ---------     ---------     ---------     --------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized .....................       16,009        16,121        15,241         6,831       27,052
                                                                  ---------     ---------     ---------     ---------     --------
Total fixed charges ..........................................       16,009        16,121        15,241         6,831       27,052
                                                                  ---------     ---------     ---------     ---------     --------

TOTAL EARNINGS AND FIXED CHARGES .............................    $ 250,377     $ 605,655     $ 441,112     $ 215,563     $ 13,249
                                                                  ---------     ---------     ---------     ---------     --------
RATIO OF EARNINGS TO FIXED CHARGES (1) .......................        15.64         37.57         28.94         31.56           --
                                                                  =========     =========     =========     =========     ========
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(1) The deficiency in the Company's earnings available for fixed charges for the year ended December 31, 1995 was approximately $13.8 million.